UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AgroFresh Solutions, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AGROFRESH SOLUTIONS, INC.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
June 24, 2022
To the Stockholders of AgroFresh Solutions, Inc. (the “Company”):
You are cordially invited to attend the annual meeting of stockholders of the Company to be held at 9:00 a.m. Eastern Time, on Thursday, August 4, 2022, at the Company’s offices located at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106.
Information regarding each of the matters to be voted on at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. The Board of Directors recommends that you vote “for” each of the proposals to be presented at the meeting.
Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.
Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted. We thank you for your continued support of the Company and look forward to seeing you at the annual meeting.
Very truly yours,

Nance K. Dicciani
Chair of the Board

AGROFRESH SOLUTIONS, INC.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 4, 2022

The Annual Meeting of Stockholders of AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m. Eastern Time, on Thursday, August 4, 2022, at the Company’s offices located at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106, for the following purposes:
1.	To elect the directors nominated by our Board of Directors and named in the proxy statement;
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022;
3.
To authorize the Board of Directors to adjourn and postpone the annual meeting to a later date or dates, if necessary, to allow time for further solicitation of proxies if there are not sufficient votes present in person or represented by proxy at the annual meeting to approve the proposals; and

4.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof, including matters incidental to its conduct.
These items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on June 8, 2022 are entitled to notice of and to vote at the meeting.
All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.
The annual meeting is currently scheduled to be held in person. However, we are actively monitoring the coronavirus, or COVID-19, situation and if we determine that it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.
By order of the Board of Directors,

Nance K. Dicciani
Chair of the Board
Philadelphia, Pennsylvania
June 24, 2022
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 4, 2022: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

AGROFRESH SOLUTIONS, INC.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why did you furnish me this Proxy Statement?
This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of AgroFresh Solutions, Inc., a Delaware corporation (the “Company,” “AgroFresh,” “we,” us,” or “our”), for use at the annual meeting of the Company’s stockholders to be held at 9:00 a.m. Eastern Time, on Thursday, August 4, 2022, at the Company’s offices located at One Washington Square, 510-530 Walnut St., Suite 1350, Philadelphia, PA 19106 (the “annual meeting”), and at any adjournments or postponements of the annual meeting. This proxy statement summarizes the information that you need to make an informed vote on the proposals to be considered at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card using the postage-prepaid envelope provided, or you may grant a proxy to vote your shares by means of the Internet. The approximate date on which this proxy statement and the enclosed proxy card will be sent to the Company’s stockholders is June 24, 2022.
What proposals will be addressed at the annual meeting?
Stockholders will be asked to consider the following proposals at the annual meeting:
1.	To elect the directors nominated by our Board of Directors and named in the proxy statement;
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022;
3.
To authorize the Board of Directors to adjourn and postpone the annual meeting to a later date or dates, if necessary, to allow time for further solicitation of proxies if there are not sufficient votes present in person or represented by proxy at the annual meeting to approve the proposals; and

4.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof, including matters incidental to its conduct.
The Board of Directors has taken unanimous affirmative action with respect to each of the foregoing proposals and recommends that the stockholders vote as set forth in the following pages of this proxy statement with respect to each proposal.
Who may vote on these proposals?
Stockholders who owned shares of our common stock, par value $0.0001 per share (the “Common Stock”), as of the close of business on Friday, June 8, 2022 (the “Record Date”), together with the holders of our Series B Preferred Stock (“Series B Preferred Stock”), are entitled to vote at the annual meeting on all matters properly brought before the annual meeting.
As of the Record Date, the Company had 52,651,167 issued and outstanding shares of Common Stock entitled to vote at the annual meeting.
In addition, as of the Record Date, there were 145,046 shares of our Series B Preferred Stock issued and outstanding, each of which is convertible into shares of Common Stock at the election of the holder at any time by dividing the stated value therefor of $1,000 per share plus all accumulated dividends thereon by an initial conversion price of $5.00. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible. Accordingly, as of the Record Date the outstanding shares of Series B Preferred Stock were entitled to vote the equivalent of 32,663,261 shares of Common Stock.

How many votes do I have?
Each share of Common Stock is entitled to one vote on each matter that comes before the annual meeting. In addition, as described above, each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible.
Why would the annual meeting be adjourned or postponed?
The Board intends to adjourn and postpone the annual meeting if, as of August 3, 2022, the number of shares of voting stock present at the annual meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve any of the proposals described in this proxy statement to be submitted to stockholders for consideration.
What constitutes a quorum?
To conduct business at the Company’s annual meeting, a majority of the voting power of the issued and outstanding shares of the Company’s capital stock must be present in person or represented by proxy. This is known as a “quorum.” Abstentions and broker non-votes (described below) will count toward establishing a quorum.
How do I vote by proxy?
Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the proxy card provided and return it promptly in the postage-prepaid envelope provided, or to vote via the Internet. Alternatively, if you are a stockholder of record, you may go to www.proxyvote.com and grant a proxy to vote your shares by means of the Internet. You will be required to provide the control number contained on your proxy card. Returning the proxy card or voting via the Internet will not affect your right to attend the annual meeting or to vote in person.
If you properly complete your proxy card and send it to us in time to vote or timely grant your proxy via the Internet, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed on the proxy card. If you sign the proxy card but do not give voting instructions for a particular proposal, then your proxy will vote your shares on that proposal as recommended by the Board of Directors as follows:
1.	FOR the election of the director nominees identified below to the Board of Directors;
2.	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022;
3.	FOR the Board authorization to adjourn and postpone the annual meeting to a later date or dates if there is no quorum or there are insufficient votes to approve any of the proposals; and
4.
In the proxy’s discretion with respect to any other business which is properly brought before the annual meeting or any adjournment or postponement thereof, including matters incidental to its conduct.

As of the date of this proxy statement, we are not aware of any matters other than those set forth in proposals 1 and 2 that will be brought before the annual meeting.
How do I vote in person?
If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would indicate your plans to attend the annual meeting when you vote by Internet or mark the appropriate box on the proxy card, or notify our Corporate Secretary at (267) 317-9135. This will assist us with meeting preparations.
The annual meeting is currently scheduled to be held in person. However, we are actively monitoring the coronavirus, or COVID-19, situation and if we determine that it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission (“SEC”).

What if my shares are held in street name?
If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank, or other nominee that must be followed in order for your broker, bank, or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the enclosed postage-prepaid envelope.
If you do not provide instructions on how to vote, your broker may have authority to vote your shares. This is called a “broker non-vote.” Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, the adoption of, or amendments to, certificates of incorporation or employee stock purchase plans, or advisory proposals on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank, or other nominee and wish to be able to vote in person at the meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee and present it to the inspector of election with your ballot at the meeting.
May I revoke my proxy?
If you give a proxy, then you may revoke it at any time before it is exercised, as follows:
1.	You may send in another proxy bearing a later date;
2.
You may send written notice (if the stockholder is an entity, under its seal, by an officer or other authorized person of the entity) addressed to the Corporate Secretary at the Company’s principal executive and administrative offices before the annual meeting that you are revoking your proxy; or

3.	You may vote in person at the annual meeting.
What vote is required to approve each proposal?
Proposal 1: Election of director nominees.
The affirmative vote of the majority of votes cast at the annual meeting is required to elect each director. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” such nominee. Abstentions and broker non-votes will have no impact on the outcome of the vote on the election of directors.
Proposal 2: Ratification of the independent registered public accounting firm.
The ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 2, requires the affirmative vote of the majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against the ratification, but a broker non-vote will have no impact on the outcome of the vote on Proposal 2. However, because brokers generally have discretionary authority to vote on the ratification of independent auditors, broker non-votes are generally not expected to result from the vote on Proposal 2.
Proposal 3: Adjournment of the annual meeting.
The approval of a resolution authorizing the Board of Directors to adjourn and postpone the annual meeting, as described in Proposal 3, requires the affirmative vote of the majority of the voting power of our shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against adjournment, but a broker non-vote will have no impact on the outcome of the vote on Proposal 3.

Are there any dissenters’ rights of appraisal?
The Board of Directors is not proposing any action for which the laws of the State of Delaware, the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws provide a stockholder with a right to dissent and obtain appraisal of or payment for such stockholder’s shares.
Who bears the cost of soliciting proxies?
The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.
Where are the Company’s principal executive and administrative offices?
The principal executive and administrative offices of the Company are located at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, Pennsylvania 19106 and the telephone number is (267) 317-9135.
How can I obtain additional information about the Company?
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), which contains audited consolidated financial statements for the year ended December 31, 2021, is being sent to all stockholders along with this proxy statement. Additional copies of the Form 10-K will be furnished, without charge, to stockholders upon written request. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate fee. Stockholders may notify the Company of their requests by writing or calling the Company at its principal executive and administrative offices at One Washington Square, 510-530 Walnut St., Suite 1350, Philadelphia, Pennsylvania 19106, Attention: Corporate Secretary, telephone number (267) 317-9135.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that it file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, the Company’s Exchange Act filings may be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549, on official business days during its hours of operation. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room.

Information About Directors and Director Nominees
Our Certificate of Incorporation provides that the number of our directors, other than those who may be elected by the holders of one or more series of our preferred stock, shall be fixed from time to time by resolution of our Board of Directors. In addition, pursuant to the terms of the certificate of designation of the one share of our Series A preferred stock (the “Series A Preferred Stock”) that was issued to The Dow Chemical Company (“TDCC”), which is now a subsidiary of Dow Inc. (“Dow”), upon the consummation of our business combination with TDCC on July 31, 2015 (the “Business Combination”), TDCC is entitled to appoint one director (the “Preferred Director”) to the Board for so long as TDCC beneficially holds 10% or more of the aggregate amount of the outstanding shares of our Common Stock and non-voting common stock. The Series A Preferred Stock does not have any other rights. Presently, the number of directors on our Board is ten, including the Preferred Director.
Set forth below are descriptions of the backgrounds of the directors and director nominees of the Company, their principal occupations for the past five years, and the specific experience, qualifications and other attributes and skills that led the Board to determine that such persons should serve on the Board of Directors.
John Atkin, 68, has served on our Board since September 2021. Mr. Atkin served as Chief Operating Officer of Syngenta AG, a global leader in technology for agriculture and horticulture, from February 2011 until his retirement in December 2014, and prior to that had served as Chief Operating Officer of Syngenta Crop Protection since 2000. Mr. Atkin currently serves as Chairman of AgBiTech, an agricultural technology company, and as a member of the board of directors of Driscoll’s, a global fresh produce company. He also serves as non-executive board member of the Syngenta Foundation for Sustainable Agriculture and of 5Metis, a venture capital funded company innovating in crop protection chemicals, and as a member of the Paine Schwartz Partners Food Chain Advisory Board. Mr. Atkin graduated from the University of Newcastle upon Tyne with a PhD and a BSc degree in Agricultural Zoology.
The Board believes that Mr. Atkin is qualified to serve on our Board because of his substantial operational experience in the agricultural industry.
Robert J. Campbell, 73, has served on our Board since February 2014. Since November 2011, Mr. Campbell has served as the Chairman of the board of directors of Enstar Group Limited, an insurance run-off company, and has served as its independent director since November 2007. Mr. Campbell served as an independent director of Camden National Corporation, a public holding company, from 1999 to 2014. Mr. Campbell also served as a director of Boulevard Acquisition Corp. II, a publicly-traded special purpose acquisition company, from September 2015 until the consummation of its business combination with Estre Ambiental S.A. in December 2017. Since January 1991, Mr. Campbell has served as a partner at Beck, Mack & Oliver LLC, a private investment advisory firm. Mr. Campbell holds a Bachelor of Arts degree in Political Economy from Williams College.
The Board believes that Mr. Campbell is qualified to serve on our Board because of his private investment advisory experience and his board experience with private and public companies.
Alexander Corbacho, 33, has served on our Board since July 2020. Mr. Corbacho is a Managing Director at Paine Schwartz Partners. Mr. Corbacho joined Paine Schwartz Partners in 2012. He began his career at UBS Investment Bank in the firm’s Leveraged Finance Origination Group. While there, he worked to provide debt financing, capital structure solutions, and advisory services for a variety of companies and financial sponsors, including Paine Schwartz Partners. He currently serves as a director of the following private companies: SNFL Group, Verdesian Life Sciences, LLC, and Verisem. He is a graduate of Boston University.
The Board believes that Mr. Corbacho is qualified to serve on our Board because of his substantial investment and finance experience, particularly in the agricultural industry.
Denise L. Devine, 66, joined our Board in February 2018. Ms. Devine is the founder and since 2014 has served as the Chief Executive Officer of FNB Holdings, LLC, a company dedicated to initiatives in the health and wellness space. Ms. Devine was also founder and served for more than ten years as the Chief Executive Officer of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical and nutraceutical products that facilitate nutrition and lifelong health. Ms. Devine, a certified public accountant, also previously served as Chief Financial Officer for Energy Solutions International and in financial management positions for Campbell Soup Company. Ms. Devine has served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. Ms. Devine has served as a director of Fulton Bank since 2019 and Fulton Financial Corporation (Nasdaq: FULT) (“Fulton”) since 2012, and serves as a member and financial expert of Fulton’s Audit Committee and Vice Chair of Fulton’s Human Resources Committee.

She has also served as a director of SelectQuote (NYSE: SLQT) since 2020, and from 2019 to 2021 she served as a director of Cubic Corporation (NYSE: CUB). She has served on the Board of Ben Franklin Technology Partners of Southeastern Pennsylvania since 2016 and was appointed to the Board of Ben Franklin Technology Development Authority in 2018. Ms. Devine was a member of the Board of Trustees of Villanova University from 2005 to 2015, where she was the Chair of the Audit and Risk Committee. Ms. Devine received a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, a Master of Science degree in Taxation from Villanova Law School, and a Bachelor of Science degree in Accounting from Villanova University.
The Board believes that Ms. Devine is qualified to serve on our Board because of her substantial management, business and finance experience.
Nance K. Dicciani, 74, joined our Board upon the consummation of the Business Combination on July 31, 2015. She was appointed non-executive Chair of the Board on August 13, 2015. From March 2016 until October 2016, Ms. Dicciani served as a co-member of the Office of the Chair of the Company, in which capacity she assumed, with the other co-member, the duties and responsibilities of chief executive officer and president of the Company on an interim basis. Ms. Dicciani is the retired President and Chief Executive Officer of Honeywell International Specialty Materials (a diversified technology and manufacturing company), a position she held from 2001 to 2008. Ms. Dicciani has served as a director of Linde plc. since its business combination with Praxair, Inc. in 2018, where she is a member of the Audit and Compensation Committees. Ms. Dicciani has also served as a director of Halliburton Company since 2009, where she is a member of the Audit Committee and Chair of the Health, Safety and Environmental Committee. Ms. Dicciani has also served as a director of LyondellBasell Industries N.V. since 2013, where she is a member of the Finance Committee and Chair of the Compensation Committee. Additionally, Ms. Dicciani served as a director of Rockwood Holdings, Inc. from 2008 to 2014. Ms. Dicciani holds a Bachelor’s degree in Chemical Engineering from Villanova University, a Master’s degree from the University of Virginia, a Ph.D. degree from the University of Pennsylvania and a Master of Business Administration degree from the Wharton Business School of the University of Pennsylvania.
The Board believes that Ms. Dicciani is qualified to serve on our Board due to her technical expertise in the chemical industry, her international operations expertise, her executive experience as a chief executive officer of a multi-billion dollar strategic business group of a major multinational corporation and her board experience with private and public companies.
Clinton A. Lewis, Jr., 55, has served as our Chief Executive Officer and a member of our Board since April 2021. Mr. Lewis has 30-plus years of experience in the life sciences space, having served in a number of national and international leadership roles at Pfizer Inc. (NYSE: PFE) and Zoetis Inc. (NYSE: ZTS), the world’s largest animal health company, that was spun off by Pfizer in 2013. Mr. Lewis most recently served as executive vice president and group president responsible for international operations, commercial development and global genetics at Zoetis. Prior to that role, Mr. Lewis served at Zoetis as president of international operations from 2015 to 2018 and as president of U.S. operations from 2013 to 2015. Prior to the formation of Zoetis, Mr. Lewis served as president of U.S. operations at Pfizer Animal Health, which he joined in 2007. Mr. Lewis first joined Pfizer in 1988 in the human health pharmaceutical segment and held positions of increasing responsibility in various commercial operations and general management roles. He formerly served as chairman of the board for the Animal Health Institute (AHI), an industry trade association in the U.S., and as treasurer for the International Federation for Animal Health (IFAH), the industry trade association in Europe. Mr. Lewis serves on the boards of directors of The International Paper Company (NYSE: IP) and Covis Pharma, a human health specialty pharmaceutical company. Mr. Lewis holds a Bachelor of Science degree from Fairfield University and a Master of Business Administration degree from Fairleigh Dickinson University.
The Board believes that Mr. Lewis’ extensive experience in senior executive roles within the life sciences industry qualifies him to serve on the Board.
Kay Kuenker, 60, has served on our Board since April 2021. Ms. Kuenker has served as Chief Executive Officer of Advanced Agrilytics, LLC, an agronomic technology company, since March 2020. From October 2016 to March 2019, Ms. Kuenker served as Executive Vice President – Strategy Development for Cibus, LLC, a biotech company focused on gene editing in agriculture, and since January 2016 she has been a facilitator and coach at Leadership Trail, a business management and leadership consulting organization that she founded. From January 2016 to August 2016 she was Entrepreneur in Residence at Purdue University. Prior to that, she spent nearly 30 years at Dow AgroSciences (“DAS”), including nine years on the Corporate Management Team, from January 2007 to

December 2015, and most recently served as Vice President: DAS Government Affairs, Public Affairs and Sustainability. Ms. Kuenker currently serves on the Advisory Board for Women in Agribusiness and has served on several boards including BioCrossRoads, AgriNovus IN, National FFA Sponsor Board, Food & Ag Governing Body of BIO (Biotechnology Innovation Organization), CropLife Canada and European Crop Protection Association. Ms. Kuenker holds a Bachelor of Science degree in Mathematics from the University of Michigan and a Master’s degree in Mathematics from Central Michigan University.
The Board believes that Ms. Kuenker is qualified to serve on the Board due to her extensive management experience in the agricultural industry.
David McInerney, 53, is a new director nominee. Until 2021, Mr. McInerney was the co-founder, Chief Executive Officer and a board member of FreshDirect, a leading online grocer. Mr. McInerney joined the founding team at FreshDirect in 2000 where he held various positions throughout his career, including Chief Merchandising Officer, Chief Operations Officer and Chief Food Adventurer, before being named Chief Executive Officer in 2018. He currently serves on the board of directors for the New York Common Pantry, and on the board of advisors of Lekka Burger, a plant based burger restaurant. Mr. McInerney started his career as a chef alongside top restaurateurs. He attended the Culinary Institute of America.
The Board believes that Mr. McInerney is qualified to serve on the Board due to his substantial expertise in the food industry, including the food retailing and restaurant industries.
Kevin Schwartz, 47, has served on our Board since July 2020. Mr. Schwartz is Chief Executive Officer and a Founding Partner at Paine Schwartz Partners. Prior to co-founding Paine Schwartz Partners in 2006, Mr. Schwartz was a Managing Director at Fox Paine & Company, LLC, which he joined in 2002. Prior to joining Fox Paine & Company, LLC, he worked for the private equity firms Fremont Partners and American Industrial Partners. He began his professional career at Goldman, Sachs & Co. in the Investment Banking Division. He is currently a director of the following private companies: Advanced Agrilytics, FoodChain ID, Lyons Magnus, Prima Wawona, SNFL Group, and UrbanFarmer LLC. He also previously served as a director of the following private companies: AgBiTech, Costa Group Holdings Pty Ltd., Sunrise Growers, Verisem, Verdesian Life Sciences, LLC, Advanta, Icicle Seafoods, Inc., Seminis, VCST Industrial Products and United American Energy. Mr. Schwartz holds a Bachelor of Science degree in Accountancy from the University of Illinois.
The Board believes that Mr. Schwartz is qualified to serve on our Board due to his extensive investment experience in the agricultural industry, as well as his experience serving on boards of directors.
Macauley Whiting, Jr., one of our current directors, has decided not to stand for election at the annual meeting. We thank Mr. Whiting for his service as a member of the Board.
Each of Mr. Campbell, Ms. Dicciani and Mr. Whiting was initially designated for nomination to our Board pursuant to the terms of the Stock Purchase Agreement, dated April 30, 2015, by and between the Company and TDCC.
Each of Mr. Atkin, Mr. Corbacho, Ms. Kuenker and Mr. Schwartz was appointed to the Board pursuant to the terms of the Investment Agreement, dated June 13, 2020 (as may be amended or modified, the “Investment Agreement”), between the Company and PSP AGFS Holdings, L.P. (the “Investor”).
Preferred Director
In addition to the directors listed above, pursuant to the terms of the certificate of designation of the one share of our Series A preferred stock (the “Series A Preferred Stock”) that was issued to TDCC, which is now a subsidiary of Dow, upon the consummation of the Business Combination, TDCC is entitled to appoint one director (the “Preferred Director”) to the Board for so long as TDCC beneficially holds 10% or more of the aggregate amount of the outstanding shares of our Common Stock and non-voting common stock. The Series A Preferred Stock does not have any other rights. Until June 1, 2022, Torsten Kraef served on our Board as the Preferred Director. We thank Mr. Kraef for his service as a member of the Board. In June, 2022, Peter Sykes was appointed as the Preferred Director to replace Mr. Kraef.
Peter Sykes, 61, joined our Board in June 2022. Mr. Sykes is the principal of Church Lane Advisory LLC, a corporate advisory and strategic investing company he founded in October 2021. In July 2021, Mr. Sykes retired from Dow, after a 40-year career during which he held various leadership roles. For the first 13 years of his career, Mr. Sykes completed multiple assignments in International Finance and Treasury Management across Europe and

Asia. For the following 16 years, Sykes led several regional and global Dow businesses. His final role at Dow was Vice President of Mergers and Acquisitions, based at the company’s global headquarters, in Midland, Michigan from 2015 to 2021, during which time Dow completed its merger with DuPont and subsequent spin-off. Mr. Sykes has previously served on the boards of several large joint venture companies. He is a recipient of the Magnolia Commemorative Award from the Shanghai Government for contribution to foreign relations, and served two terms on the Board of Governors of The American Chamber of Commerce in Shanghai. He was a member of the Conference Board’s Executive M&A Council from 2016 to 2021. Mr. Sykes holds a National Certificate in Business Studies from the Institute of Bankers U.K., a certification in financial post-graduate studies from Stanford University Graduate School of Business and was granted Alumnus of the University of Michigan Business School status following completion of their Executive Program.

EXECUTIVE OFFICERS
Our current executive officers are listed in the following table, and certain information concerning those officers follows the table.
Name	Age	Position
Clinton A. Lewis, Jr.	55	Chief Executive Officer
Graham Miao	58	Executive Vice President and Chief Financial Officer
Thomas Ermi	57	Executive Vice President, Secretary and General Counsel
The biographical information with respect to Mr. Lewis included above under the caption “Information about Directors and Director Nominees” is incorporated herein by reference.
Graham Miao has served as our Executive Vice President and Chief Financial Officer since August 2018. Mr. Miao has over two decades of experience in global financial and business operations, capital markets, M&A and business development, and R&D for large multi-national and small to mid-market public and private companies in the healthcare, specialty chemicals and financial services industries. Mr. Miao served as President and Chief Financial Officer of Pernix Therapeutics Holdings, Inc. from July 2016 through December 2017, and served as a member of its board of directors from November 2016 to November 2017. Prior to that, Mr. Miao served as a senior advisor to Pernix’s interim Chief Executive Officer and board of directors from May 2016 to July 2016. Before joining Pernix, Mr. Miao served as Executive Vice President and Chief Financial Officer of Interpace Diagnostics, Inc. (formerly known as PDI, Inc.), from October 2014 until March 2016. From September 2011 to September 2014, Mr. Miao served as Executive Vice President and Chief Financial Officer, and held the additional role as interim Co-President and interim Co-Chief Executive Officer from September 2013 to September 2014, of Delcath Systems, Inc. His career spanned financial, strategy and operational leadership positions including division CFO roles at Symrise, Schering-Plough and Pharmacia. Earlier in his career, Mr. Miao worked as a biotechnology equity analyst at JPMorgan and a research scientist at Roche. Mr. Miao earned an M.B.A. in Finance and General Management and a Ph.D. in Biological Sciences from Columbia University, an M.S. in Molecular Biology from Arizona State University, and a B.S. in Biology from Fudan University in Shanghai, China.
Thomas Ermi has served as our Executive Vice President, Secretary and General Counsel since the consummation of the Business Combination on July 31, 2015. From 2009 until joining the Company, Mr. Ermi was a Managing Attorney in the Dow Legal Department, where he served as the Commercial Legal Director and member of the Management Team for Dow’s $2.2 billion global Electronic Materials Business. Mr. Ermi joined Rohm and Haas Company in 2000, serving as the Commercial Legal Director and member of the Management Team for the Electronic Materials business as well as the Powder Coatings and Automotive Coatings businesses. In the 15 years he was with Dow and Rohm and Haas, Mr. Ermi negotiated numerous M&A transactions in North America, Europe and Asia Pacific with an aggregate transaction value exceeding $4 billion. Mr. Ermi began his legal career in 1992 as an Associate at Duane Morris & Heckscher in Philadelphia, where he worked first as a commercial litigator and then as a commercial lawyer. Prior to that, Mr. Ermi was an auditor for Price Waterhouse in Philadelphia. Mr. Ermi holds a Bachelor of Science degree in Accounting from Villanova University, and a juris doctor degree from the University of Pennsylvania.

CORPORATE GOVERNANCE
Overview
Our Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines and policies described below. These Guidelines guide the Board and our executive management team in the execution of their responsibilities. Our Corporate Governance Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement the Company and our Board embrace the following good-governance practices:
Board and Board Committee Practices
•	Our Board is declassified, and the Company’s Bylaws require a majority voting standard for the election of directors;
•	We have a director resignation policy for directors who fail to obtain a majority vote;
•	Nine of our ten current directors and our new director nominee are independent, including the Chair of the Board;
•	The role of Chair of the Board is a non-executive position, and the roles of Chair of the Board and Chief Executive Officer are split;
•	The Audit, Compensation and Talent and Corporate Governance and Nominating Committees are comprised solely of independent directors;
•	The Board and each of its Committees have authority to retain outside advisors;
•	The Compensation and Talent Committee’s outside advisor does not perform any other services for the Company and confirms its independence annually;
•	There are no interlocks among the Compensation and Talent Committee members; and
•	The Board and each of its Committees perform annual self-assessments.
Company Policies and Practices
•	The Company does not have a stockholder rights plan (a so-called “poison pill”);
•
The Company has adopted a code of business conduct (the “Code of Conduct”), and every employee of the Company and member of our Board must annually submit a certificate attesting to (i) such individual’s compliance with the Code of Conduct and (ii) such individual’s knowledge of compliance with the Code of Conduct by other employees;

•
The Company has adopted a whistleblower policy that encourages reporting by employees of any allegations of impropriety, and the Company has set up a third party hosted hotline where employees can anonymously make such reports;

•	The Board has imposed stock ownership guidelines for directors and officers (discussed below);
•
The Company has an executive “clawback” policy pursuant to which the Company may seek to reclaim previously awarded incentive-based compensation from executives if the Company determines it must prepare a material accounting restatement due to fraud, misconduct or gross negligence, as discussed below; and

•	The Company has adopted an insider trading policy that restricts short selling, trading in derivatives, pledges, hedges and margin account use by our executives and directors.
Board Leadership Structure and Role in Risk Oversight
The roles of Chair of the Board and Chief Executive Officer are held by separate persons. Generally, the Chair of the Board is responsible for assisting in long-term strategic planning, overseeing and advising the Chief Executive Officer and presiding over meetings of the Board, and the Chief Executive Officer is responsible for leading our day-to-day performance. While we do not have a policy with respect to the separation of the roles of Chair of the Board and Chief Executive Officer, the Board believes that the separation of these roles provides several important advantages, including enhancing the accountability of the Chief Executive Officer to the Board, assisting the Board in reaching consensus on particular strategies and policies, and facilitating robust director, Board, and executive officer evaluation processes.
Our Board, as part of its overall responsibility to oversee the management of our business, considers risks generally when reviewing our strategic plan, financial results, business development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from our officers responsible for oversight of particular risks. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. The Board’s role in risk oversight has no effect on the Board’s leadership structure. In addition, committees of the Board assist in its risk oversight responsibility, including:
•
The Audit Committee assists the Board in its oversight of the integrity of the financial reporting and our compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities, and meets privately with representatives from our independent registered public accounting firm.

•
The Compensation and Talent Committee assists the Board in its oversight of risk relating to compensation policies and practices. The Compensation and Talent Committee annually reviews our compensation policies, programs, and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company.

•
The Corporate Governance and Nominating Committee, in addition to recommending individuals to be designated as nominees to the Board, develops and recommends to the Board our corporate governance guidelines.

Board Structure and Committee Membership
Since June 2017, our Board of Directors has been declassified, such that our stockholders vote on the election of our entire Board of Directors (other than the Preferred Director) each year. In addition, as discussed above, one of our directors, Mr. Sykes, serves as the Preferred Director pursuant to the terms of the Series A Preferred Stock. The following chart summarizes our current standing committee structure:
Name	Audit Committee	Compensation and Talent Committee	Corporate Governance and Nominating Committee
John Atkin	X	X
Robert J. Campbell	X*		X
Alexander Corbacho			X
Denise L. Devine	X	X*
Peter Sykes		X	X*
Kay Kuenker	X		X
Macauley Whiting, Jr.(1)	X	X
*	Chairman of applicable committee.
(1)	Mr. Whiting will not be standing for re-election at the annual meeting
During 2021, the Board held 8 meetings. Each of our incumbent directors who served during 2021 attended at least 75% of all meetings of the Board and any standing committees of the Board on which such director served, except for Mr. Schwartz, who attended 5 of the 8 Board meetings. We do not have a formal policy regarding Board members’ attendance at annual meetings of stockholders though we encourage Board members to attend.
Independence of Directors
As a result of our securities being listed on the Nasdaq Stock Market, we adhere to the rules of that exchange in determining whether a director is independent. The Nasdaq Stock Market requires that a majority of the Board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of such company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our Board of Directors has affirmatively determined that each of our current directors, other than Mr. Lewis, and our director nominee are independent directors.
Audit Committee
Our Audit Committee currently consists of Mr. Atkin, Mr. Campbell, Ms. Devine, Ms. Kuenker and Mr. Whiting. Each is an independent director and, as required by the Nasdaq Stock Market listing standards and the rules and regulations of the SEC and the Internal Revenue Service, has not participated in the preparation of our financial statements at any time during the past three years and is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our Board has determined that Mr. Campbell satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the investor relations section of the Company’s website, www.agrofresh.com. During 2021, the Audit Committee met 4 times.
The Audit Committee’s duties include, among other things:
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements;
•
discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all transactions between us and related persons;
•	inquiring and discussing with management our compliance with applicable laws and regulations and our code of ethics;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•	appointing or replacing the independent registered public accounting firm;
•
determining the compensation and oversight of the work of the independent registered public accounting firm including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting for the purpose of preparing or issuing an audit report or related work;

•	overseeing the internal audit function; and
•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or reports which raise material issues regarding our financial statements or accounting policies.

Compensation and Talent Committee
Our Compensation and Talent Committee currently consists of Mr. Atkin, Ms. Devine, Mr. Sykes and Mr. Whiting. Each is a non-employee director who is independent in accordance with the Nasdaq Stock Market listing standards and the rules and regulations of the SEC and the Internal Revenue Service. Among other functions, the Compensation and Talent Committee oversees the compensation of our chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites, and administers any such plans or programs as required by the terms thereof. The Compensation and Talent Committee also administers the 2015 Plan. The Compensation and Talent Committee operates under a written charter adopted by the Board. During 2021, the Compensation and Talent Committee met 4 times.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee currently consists of Mr. Campbell, Mr. Corbacho, Mr. Sykes and Ms. Kuenker, each of whom is an independent director in accordance with the Nasdaq Stock Market listing standards and the rules and regulations of the SEC and the Internal Revenue Service. The principal duties and responsibilities of our Corporate Governance and Nominating Committee are to identify qualified individuals to become Board members, recommend to the Board individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the Board our corporate governance guidelines. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board. During 2021, the Corporate Governance and Nominating Committee met 4 times.
Director Nominees
Our Corporate Governance and Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. Our Corporate Governance and Nominating Committee will consider persons identified by our stockholders, management, investment bankers and others, though no formal policy exists for doing so. In general, the committee believes that persons to be nominated should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. Our Corporate Governance and Nominating Committee will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group of persons that it believes can best implement our business plan, perpetuate our business and represent stockholder interests. Our Corporate Governance and Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time. Our Corporate Governance and Nominating Committee will not distinguish among nominees recommended by stockholders and other persons.
The guidelines for selecting nominees provide that our Corporate Governance and Nominating Committee expects to consider and evaluate candidates based on, among other factors, the following criteria:
•	independence under the rules of the Nasdaq Stock Market;
•	accomplishments and reputation, both personal and professional;
•	relevant experience and expertise;
•	knowledge of our Company and issues affecting our Company;
•	moral and ethical character; and
•	ability to commit the time necessary to discharge the duties of Board membership.
Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided that notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Submission of Stockholder Proposals for the 2023 Annual Meeting of Stockholders” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (ii) the number of shares of Common Stock that are beneficially owned by such stockholder and that are owned of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (iii) a description of all arrangements or understandings relating to the nomination to be made by the stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (iv) a representation that the stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to the stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
As discussed above, TDCC, as the holder of the Series A Preferred Stock, voting as a separate class, is entitled to appoint the Preferred Director to the Board for so long as TDCC beneficially holds 10% or more of the aggregate amount of the outstanding shares of our Common Stock and non-voting common stock.
Pursuant to the terms of the Investment Agreement, PSP has the right to appoint directors to the Board such that the total number of its designees is proportionate to its ownership of our Common Stock, on an as-converted basis. Accordingly, we appointed two individuals designated by PSP to the Board (Mr. Corbacho and Mr. Schwartz) on July 27, 2020. In February 2021 we appointed a third individual designated by PSP to the Board (Peter Berweger, who subsequently resigned in June 2021) and in April 2021 we appointed a fourth individual designated by PSP to the Board (Ms. Kuenker). In September 2021, we appointed an additional individual designated by PSP to the Board (John Atkin) to fill the vacancy that resulted from Mr. Berweger’s resignation.
Board Diversity
The Board believes that the Company and our stockholders are best served by having a Board that brings a diversity of experience and perspective to Board meetings. The Corporate Governance and Nominating Committee and the Board will consider such diversity in identifying director nominees. The table below provides information with respect to how each of our directors self-identifies with respect to gender, race and ethnicity and LGBTQ+ status.
Board Diversity Matrix (as of June 24, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	3	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
Code of Business Conduct
We have adopted a Code of Conduct applicable to the directors, officers and employees of the Company and its subsidiaries. We have also adopted corporate governance guidelines which address, among other things, director qualifications, responsibilities and compensation, director access to officers, employees and advisors, and determinations regarding executive officer compensation. A copy of the Code of Conduct and our corporate governance guidelines are both available in the Investor Relations section of our website, www.agrofresh.com.

Our Commitment to Sustainability and Food Loss and Waste Reduction
AgroFresh is committed to sustainability and reducing food loss and waste. We strive to be the guardian of the world’s fresh produce and to lead the fresh produce industry into a more sustainable future. We have a long history of innovating to support produce industry sustainability, and our current lineup of near- and post-harvest solutions brings trusted science and data to help the entire supply chain extend the quality of fruits and vegetables and prevent food loss and waste.
As noted by the Food and Agriculture Organization of the United Nations (“FAO”), “fruits and vegetables are highly perishable products, and this can cause high levels of food loss and waste at every step of the value chain, starting at the farms.” According to the FAO, roughly one third of the food produced for human consumption, approximately 1.3 billion metric tons per year, is lost to spoilage or waste. Fruits and vegetables have an even higher wastage rate of 45%. In the U.S., the Environmental Protection Agency (the “EPA”) announced in 2015 the first-ever domestic goal to reduce food loss and waste by 50 percent by 2030.
Loss or shrinkage along the food supply chain has a variety of causes, including degradation of fresh produce during storage and transportation. “Fruit and vegetable quality is influenced by extrinsic and intrinsic factors. Extrinsic factors include the production environment, how the produce is handled during harvest and at various stages of the supply chain, and how it is packaged and presented for sale to consumers. Intrinsic factors relate to the food itself: its visual appearance (size, form, and color), texture, firmness, sensory and nutritional properties, and food safety. All these attributes are of interest and value to consumers.” (FAO).
AgroFresh’s sustainability commitment comes from the organization’s 40 years of post-harvest experience and delivering innovative solutions that prolong produce freshness and decrease food waste. Our dedication to protect and preserve the planet has never wavered. This is powered by a comprehensive portfolio of proprietary solutions, digital agriculture technology, and customized services and equipment that help improve the freshness supply chain from harvest to the home.
In 2021, we released our inaugural ESG report, highlighting our decades long experience and expertise in delivering products and solutions that are helping to meaningfully address the significant issue of food loss and waste in the fresh fruit and produce sector and continuing our commitment to help our customers achieve their sustainability goals. In addition to the release of the ESG report, AgroFresh launched a set of ESG commitments to achieve by 2027. Building on AgroFresh’s leadership in reducing global food waste and reinforcing our commitment to sustainability efforts across the food chain, these commitments include:
•
A focus on continued innovation, with 100% of our R&D investments in new technology platforms and solutions devoted to developing products and services that support customers’ environmental, water conservation and food waste goals, and to develop and drive the adoption of new sustainable, natural, plant-based and/or biological solutions.

•	The reduction of AgroFresh’s environmental impact, including our own emissions and efforts to account for overall emissions across the Company’s value chain.
•
Contribute to the improving representation of gender and racial/ethnic diversity in global agriculture by strengthening the diversity in its global workforce through targeted recruitment efforts and partnering with industry groups and organizations that are focused on improving diversity at all levels in the agriculture industry.

•
Making an impact at a local level, through the dedication of employee time and expertise for community impact, raising awareness and engagement with non-profit organizations that advance the mission of food security and food waste prevention.

Across our global operating regions, we are at work developing and offering products and technologies to reduce loss and waste from the near-harvest stage to the kitchen table. We provide freshness solutions to growers, packers and retailers around the world for a wide range of crops. Our mission is constant. We strive daily to combine deep scientific knowledge with applied industry know-how to extend shelf life of the best-tasting produce, reduce food loss and waste and conserve our planet’s resources.
In 2019, we completed a detailed sustainability study about the influence of SmartFresh™ on the apple industry. Growers and packers worldwide depend on the SmartFresh Quality System to help them maintain the freshness of their produce.

This SmartFresh impact study revealed that from 2002 to 2018, we estimate that 259,500 metric tons of apple waste were diverted in the U.S., France and Italy alone. This reduced apple spoilage equates to more than 2.5 million metric tons of water. Improving the apple supply chain in those three countries during the same period took more than 10 million metric tons of carbon dioxide out of the air. This is equivalent to taking approximately two million cars off the road for one year. According to the EPA, CO2 is the largest source of greenhouse gas emissions in the U.S.
We also estimate that our full range of products and services reduces food loss and waste by 10,000 metric tons per day. This includes:
•	Control-TEC™ ECO equipment that reduces water usage and costs through advanced waste-water management. Additional equipment provides accurate and reliable applications for various treatment solutions.
•
An extensive range of fungicides, plant-based coatings, detergents and disinfectants that provide efficacious flexibility for packing houses. Our coating products offer unique properties for the best protective barrier for fruits. This includes the VitaFresh™ Botanicals range of plant-based edible coatings that extend produce shelf life, reduce food loss and waste and help deliver superior eating experiences to consumers.

•
FreshCloud™ services integrate our deep agricultural expertise with digital technologies and data to provide the most complete and comprehensive end-to-end quality service platform in the produce industry. These services, such as FreshCloud Quality Inspection, equip our customers with intelligent visibility, allowing them to be at the forefront of fresh produce quality decision-making to reduce food loss and waste and help enhance consumer satisfaction.

•	Harvista™ technology to reduce food loss in the field and enhance harvest quality for numerous crops.
•	SmartFresh, which extends the freshness window of fresh produce, and continues to expand to new crops, such as stone fruit, melons and avocados.
In 2015, the United Nations General Assembly adopted the 2030 Agenda for Sustainable Development with 17 key goals. Target 12.3 calls for “cutting in half per capita global food waste at the retail and consumer level and reducing food losses along production and supply chains (including post-harvest losses) by 2030.” The World Resources Institute, a global research organization that spans more than 60 countries, launched “Friends of Champions 12.3” to accelerate progress toward meeting this goal. In 2021, AgroFresh became a participant of the World Resources Institute’s Champions 12.3 initiative.
AgroFresh is also dedicated to operating sustainably. Although we have a minimal physical footprint consistent with our high-customer-touch, asset-light business model, we have a record of reducing CO2 emissions. From 2015 through 2020 (included), our Valencia, Spain European headquarters facility has reduced CO2 emissions by 78,000 pounds via an agricultural packaging recycling initiative certified by Sigfito Agroenvases.
Communicating with the Board
Our stockholders may send written communications directly to the Board of Directors or to specified individual directors, including the Chair of the Board or any non-management directors, by sending such communications to our corporate headquarters. Such communications will be reviewed by our legal counsel and, depending on the content, will be:
•	forwarded to the addressee or distributed to the addressee at the next scheduled Board meeting;
•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting;
•	if they relate to executive officer compensation matters, forwarded to the Compensation and Talent Committee or distributed at the next scheduled Compensation and Talent Committee meeting;
•
if they relate to the recommendation of the nomination of an individual to our Board of Directors, forwarded to the Corporate Governance and Nominating Committee or distributed at the next scheduled Corporate Governance and Nominating Committee meeting; or

•
if they relate to our operations, forwarded to the appropriate officers of our Company, and the response or other handling of such communications reported to the Board of Directors at the next scheduled Board meeting.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the period ended December 31, 2021 with management and with Deloitte & Touche LLP (“Deloitte & Touche”), and discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by the applicable requirement of PCAOB regarding Deloitte & Touche’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche that firm’s independence from the Company and its management. The Committee considered whether the provision of non-audit services by Deloitte & Touche to the Company is compatible with maintaining the independence of Deloitte & Touche, and concluded that the independence of Deloitte & Touche was not compromised by the provision of such services. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche.
Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by the Audit Committee,

John Atkin
Robert J. Campbell
Denise L. Devine
Kay Kuenker
Macauley Whiting, Jr.

AUDIT FEES AND SERVICES
The aggregate fees billed to our Company by Deloitte & Touche for the fiscal years ended December 31, 2020 and December 31, 2021 are as follows:
	2020	2021
Audit Fees(1)	$1,100,850	$1,385,235
Audit-Related Fees(2)	$98,470	$9,395
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$1,199,320	$1,394,630
(1)
Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal control over financial reporting, for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year, fees incurred related to other SEC filings, and fees incurred related to foreign statutory audits.

(2)	Audit-Related Fees consist of fees incurred for accounting consultations, due diligence in connection with planned acquisitions and research services.
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Summary
Our Performance in Fiscal 2021
Executive compensation in 2021, as in prior years, was largely tied to the overall financial performance of the Company. During 2021, the Company continued to execute on its business strategies of (i) leveraging its global footprint and service offerings to stabilize pricing and gross margins for its SmartFresh franchise, (ii) growing organically through the introduction of new products and services, and (iii) diversifying into new crops and geographic markets. The Company achieved the following key accomplishments in 2021:
•	Net sales of approximately $166.0 million and Adjusted EBITDA[1] of approximately $62.0 million, each of which represented an increase over 2020 results;
•	A 15.9% increase in diversification revenue (i.e., excluding sales of SmartFresh for apples) for the full year 2021 compared to 2020;
•	Added new senior leadership and expertise across commercial and R&D functions; and
•	Continued cost optimization efforts that translated into a 2.3% reduction in selling, general and administrative expense for 2021.
Linkage of 2021 Performance to 2021 Compensation Outcomes
For 2021, AgroFresh bonus payouts for its named executive officers (as defined below) were between 85% and 93.5% of target based on our financial performance for the year and non-financial considerations. The Compensation and Talent Committee felt that payouts were commensurate with achievements of the Company and the performance goals set at the beginning of the year, taking into account factors such as the COVID-19 global pandemic. Total shareholder return-based awards that had a performance period ending in 2021 were not earned, in light of the Company’s total shareholder return during the 3-year period ending in 2021 relative to its peer group being below the required level for a threshold payout.
Executive Compensation Objectives
AgroFresh is committed to providing a fair and market competitive executive compensation program that will attract, retain and reward high-performing employees. Our compensation package is tied to the contributions of the individual, the achievement of organizational goals, and the attainment of long-term financial results. Below are the objectives of our program:
•	Attract, retain, and motivate superior executive talent;
•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as facilitate executive retention;
•	Reinforce AgroFresh’s mission of recruiting and retaining a highly motivated workforce to support the overall growth and performance of the Company; and
•	Utilize transparent communication to provide employees with information necessary to make informed choices and to better understand the total rewards package.
[1]
Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures” in the Form 10-K for more information, including a reconciliation of this non-GAAP financial measure to GAAP results.

Good Governance Practices
The Compensation and Talent Committee continuously evaluates policies and practices to ensure that they are consistent with good governance principles. Below are highlights of our governance practices:
What We Do		What We Don’t Do
✓	Provide the majority of compensation in performance-based pay	✘	Excise tax gross-ups on a change in control

✓	Maintain stock ownership guidelines for directors and executives	✘	Liberal change in control definition, or excessive severance in a change in control or termination

✓	Cap incentive plan at 2x target for bonus and LTI, with no payouts below threshold	✘	Excessive perquisites

✓	Maintain a clawback policy	✘	Permit hedging transactions or pledging securities

✓	Have change in control employment agreements with double-trigger severance provisions	✘	Liberal share counting

✓	Adhere to an insider trading policy	✘	Discounted stock options or SARs

✓	Use an independent compensation consultant engaged by and reporting directly to the Compensation and Talent Committee	✘	Stock option repricing, reloads, or cash buyouts

✓	Reflect multi-dimensional performance using earnings, sales, non-financial and market performance with a mix of relative and absolute goals
Executive Officer Compensation
The following provides, under the scaled reporting rules applicable to smaller reporting companies, an overview of our compensation policies and programs and identifies the elements of compensation for 2021 with respect to our “named executive officers,” which term is defined by Item 402 of the SEC’s Regulation S-K to include (i) all individuals serving as our principal executive officer at any time during 2021, (ii) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at December 31, 2021 and whose total compensation (excluding nonqualified deferred compensation earnings) exceeded $100,000, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) but for the fact that the individual was not serving as an executive officer of the Company at December 31, 2021. Our named executive officers for 2021 were Clinton A. Lewis, who has served as our Chief Executive officer since April 2021, Jordi Ferre, who served as our Chief Executive Officer until April 2021, Graham Miao, our Executive Vice President and Chief Financial Officer, and Thomas Ermi, our Executive Vice President and General Counsel.

Summary Compensation Table
The following table sets forth the total compensation earned by each of our named executive officers in 2021 and 2020.
Name and Principal Positions	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Clinton Lewis Chief Executive Officer(3)	2021	$428,054	—	$2,209,118	$750,270	$510,000	$22,292	$3,919,734
Graham Miao Exec. V.P. and Chief Financial Officer	2021	$478,953	—	$696,588	—	$312,462	$20,036	$1,508,039
	2020	$494,433	—	$723,958	—	$209,901	$18,855	$1,447,147
Thomas Ermi Executive Vice President and General Counsel	2021	$366,213	—	$248,309	—	$170,481	$13,351	$798,354
	2020	$378,598	—	$258,064	—	$114,520	$15,530	$766,712
Jordi Ferre Former Chief Executive Officer(4)	2021	$216,281	—	—	—	$174,495	$518,298	$909,074
	2020	$611,550	—	$1,192,938	—	$336,890	$25,572	$2,166,950
(1)
Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown in these columns represent the full grant date fair value of the restricted stock, performance-based restricted stock or option awards, as applicable, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for the award and do not correspond to the actual value that will be realized by the executive, if any. For a discussion of valuation assumptions and methodologies, see Note 16 of our audited financial statements included in the Form 10-K. Amounts shown for stock awards include the full grant date fair value of performance-based restricted stock awards made in 2021 assuming the target level of performance conditions are achieved, equal to $729,559, $348,294 and $124,154 for Messrs. Lewis, Miao and Ermi, respectively. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based restricted stock awards made in 2021 would be $1,367,923, $653,051 and $232,790 for Messrs. Lewis, Miao and Ermi, respectively.

(2)
Amounts reported for 2021 represent the Company’s contributions to the named executive officers’ accounts in our 401(k) plan ($15,323 for Mr. Lewis, $17,400 for Mr. Miao and $11,228 for Mr. Ermi) and financial planning assistance ($6,969 for Mr. Lewis, $2,636 for Mr. Miao and $2,123 for Mr. Ermi). For Mr. Ferre, amounts reported for 2021 represent severance payments earned in connection with his departure from the Company ($442,500), the Company's contributions to his account in our 401(k) plan ($16,865), financial planning assistance ($5,980) and payment of accrued vacation in connection with his departure from the Company ($52,953). Amounts reported for 2020 represent the Company’s contributions to the named executive officers’ accounts in our 401(k) plan ($13,708 for Mr. Ferre, $17,100 for Mr. Miao and $13,771 for Mr. Ermi) and financial planning assistance ($11,864 for Mr. Ferre, $1,755 for Mr. Miao and $1,559 for Mr. Ermi).

(3)	Mr. Lewis has served as our Chief Executive Officer since April 12, 2021.
(4)	Mr. Ferre served as our Chief Executive Officer until April 12, 2021.
Compensation Mix Our compensation program is heavily weighted towards performance-based and stockholder aligned compensation, reflecting our philosophy of increasing our long-term value and supporting strategic initiatives. The charts below show the total target compensation mix of our CEO and our other named executive officers. These charts illustrate that a majority of named executive officers’ total target compensation is at risk, reflecting all elements except base salary (78% for our CEO and an average of 62% for our other named executive officers).

Narrative Disclosure to Summary Compensation Table
Our Compensation and Talent Committee determines, or recommends to the full Board of Directors for determination, the salaries and other compensation of our executive officers (including the named executive officers listed in the Summary Compensation Table above) and makes grants under, and administers, the 2015 Plan. The employment agreements and offer letters we have entered into with our named executive officers, discussed below, set forth minimum levels of annual base salary and annual incentive compensation. During the year ended December 31, 2021, the Compensation and Talent Committee engaged the firm of Meridian Compensation Partners, LLC (“Meridian”) to serve as compensation consultant to review our executive compensation program design and assess our executives’ compensation relative to a “peer group” of comparable companies. For purposes of our 2021 compensation decisions, our Compensation and Talent Committee used the peer group listed below, which was approved following a review that included input from Meridian, to assist with the determination of compensation for our executive officers. AgroFresh selected the peer group based on a focus on specialty chemicals (and related industries) companies with similar size (revenues < $1B) and/or business focus as AgroFresh.
Company	2020 Revenue ($M)	GICS Sub-Industry
Hawkins, Inc.	$566	Commodity Chemicals
American Vanguard Corporation	$459	Fertilizers and Agricultural Chemicals
LSB Industries, Inc.	$351	Diversified Chemicals
CVR Partners, LP	$350	Fertilizers and Agricultural Chemicals
Oil-Dri Corporation of America	$292	Household Products
Chase Corporation	$264	Specialty Chemicals
Trecora Resources	$209	Commodity Chemicals
FutureFuel Corp.	$205	Specialty Chemicals
Amyris, Inc.	$173	Specialty Chemicals
Limoneira Company	$161	Agricultural Products
Intrepid Potash, Inc.	$150	Fertilizers and Agricultural Chemicals
Alico, Inc.	$95	Agricultural Products
Flotek Industries, Inc.	$53	Specialty Chemicals
Advanced Emissions Solutions	$62	Specialty Chemicals
Northern Technologies International	$45	Specialty Chemicals
Total compensation for our NEOs primarily consists of the following elements:
Element	2021 Design / Context		Objectives
Base Salary	•	No base pay changes for continuing named executive officers for 2021	•	Manage fixed costs
			•	Attract a strong, experienced talent pool
			•	Provide a necessary element of financial stability to executives’ total compensation packages
			•	Recognize individual performance, market value of the position and the incumbent’s tenure, experience, responsibilities and overall contribution
			•	Targeted at competitive levels (range of +/- 10% around the 50th percentile) of market, although the Committee may deviate from this targeted philosophy as it sees fit

Element	2021 Design / Context		Objectives
Bonus	•	Adjusted EBITDA: 60%	•	Focus executives on key annual business objectives
	•	Diversification Sales Growth: 30%
	•	Non-Financial: 10% based on environmental health and safety	•	Recognize individual contribution to annual results
			•	Attract, retain, motivate and reward key talent
			•	Introduce a reliable, transparent approach for all Plan participants
			•	Align the financial interests of senior management with AgroFresh’s stockholders
•
Offer a competitive range of +/- 15% around the 50th percentile of our peer group for short-term incentive opportunity such that target total cash compensation is competitive when supported by strong performance

LTI	•	50% performance-based equity (3-year performance period based on growth in cash flow from operations (50%) and revenue (50%))	•	Align the financial interests of executives with stockholders by focusing executives on key drivers of value creation
	•	50% restricted stock (3-year pro-rata vesting)	•	Provide line of sight by assessing performance of metrics for which executives have control
			•	Recognize current performance through the LTI target awards, and the expectation of future contributions through the growth of those awards’ value
			•	Provide meaningful awards to support and encourage share ownership
			•	Retain key employees
			•	LTI grants consider the 50th percentile of market; higher/lower individual awards may be based on performance, potential, retention needs and dilution constraints
In 2021, we paid base salaries of $600,000 to Mr. Lewis, $477,000 to Mr. Miao and $365,000 to Mr. Ermi.
Each year, each of our named executive officers has a target cash incentive payout amount, expressed as a percentage of that executive officer’s base salary, based on the achievement of goals established each year by the Compensation and Talent Committee. For 2021, the target amounts for these cash incentives were 100% for Mr. Lewis, 70% for Mr. Miao and 50% for Mr. Ermi, in each case based on the achievement of performance metrics as described in the table above.
Each year, we grant equity awards to our named executive officers under our 2015 Plan. In 2021, the target award values of these awards were allocated among the following components: 50% of the target value delivered as performance-based equity awards, assuming target level achievement of applicable performance goals, and 50% of the target value delivered as restricted stock awards. The restricted stock awards vest in equal installments on each of the first three anniversaries of the grant date, and the performance-based equity awards cliff vest at the end of the three-year performance period, in an amount equal to a percentage of the target number of shares determined in reference to the extent to which the Company has achieved specified performance goals. The performance criteria for the performance-based equity awards granted in 2021 is based on growth in cash flow from operations (50%) and growth in revenue (50%), over a three full calendar year performance period, starting with the calendar year in which the grant was made.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding unexercised options and unvested restricted stock awards for each of our NEOs that were outstanding as of December 31, 2021.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares that have not vested	Market value of shares, units or other rights that have not vested(1)	Equity incentive plan awards: Number of unearned shares that have not vested(2)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested(1)
Clinton Lewis	—	545,254(3)	$2.07	5/10/2032	362,319(4)	$721,015	—	—
	—	—	—	—	352,444(5)	$701,364	352,444	$701,364
Graham Miao	59,435	—(6)	$6.73	8/30/2028	—	—	—	—
	55,500	27,750(7)	$3.34	3/28/2029	20,817(8)	$41,426	—	—
	—	—	—	—	144,071(9)	$286,701	216,107	$430,053
	—	—	—	—	168,258(10)	$334,833	168,258	$334,833
Thomas Ermi	82,500	—(11)	$12.00	8/13/2025	—	—	—	—
	13,150	—(12)	$4.37	3/31/2027	—	—	—	—
	8,900	—(13)	$7.35	3/29/2028	—	—	—	—
	16,967	8,483(14)	$3.34	3/28/2029	6,367(15)	$12,670	—	—
	—	—	—	—	51,356(16)	$102,198	77,034	$153,298
	—	—	—	—	59,978(17)	$119,356	59,978	$119,356
(1)	The market value of these stock awards is based on the closing price of our Common Stock on the Nasdaq Global Select Market on December 31, 2021, which was $1.99.
(2)
The named executive officers received grants of performance share awards under the 2015 Plan in March of 2019, in April of 2020 and in May of 2021. The number of performance shares set forth in this column represents the projected number of performance shares, as of December 31, 2021, that each named executive officer could earn at the end of the three-year performance periods ending December 31, 2021 (for the 2019 grant), December 31, 2022 (for the 2020 grant) and December 31, 2023 (for the 2021 grant) based on actual performance during the elapsed portion of the applicable award period. The number of performance shares actually earned by the named executive officers will be determined based on our performance over the entire three-year award period for each of the grants, and such amount may differ significantly from the amounts shown in this column.

(3)	This option vests as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (May 10, 2021).
(4)	This award vests as to one-third of the 362,319 shares initially subject thereto on each of the first three anniversaries of the date of grant (May 10, 2021).
(5)	This award vests as to one-third of the 352,444 shares initially subject thereto on each of March 31, 2022, March 31, 2023, and March 31, 2024.
(6)	This option vested as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (August 30, 2018).
(7)	This option vests as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (March 29, 2019).
(8)	This award vests as to one-third of the 62,450 shares initially subject thereto on each of the first three anniversaries of the date of grant (March 29, 2019).
(9)	This award vests as to one-third of the 216,107 shares initially subject thereto on each of the first three anniversaries of the date of grant (April 14, 2020).
(10)	This award vests as to one-third of the 168,258 shares initially subject thereto on each of March 31, 2022, March 31, 2023 and March 31, 2024. Date of grant was May 10, 2021.
(11)	This option vested as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (August 13, 2015).
(12)	This option vested as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (March 31, 2017).
(13)	This option vested as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (March 29, 2018).
(14)	This option vests as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant (March 29, 2019).
(15)	This award vests as to one-third of the 19,100 shares initially subject thereto on each of the first three anniversaries of the date of grant (March 29, 2019).
(16)	This award vests as to one-third of the 77,034 shares initially subject thereto on each of the first three anniversaries of the date of grant (April 14, 2020).
(17)	This award vests as to one-third of the 59,978 shares initially subject thereto on each of March 31, 2021, March 31, 2022, and March 31, 2023.

Executive Stock Ownership Guidelines
A key element of our compensation philosophy is to align the interests of our executive officers with those of our stockholders by providing appropriate long-term incentives. To further this objective, since November 2017 we have maintained stock ownership guidelines applicable to each of our executive officers. Each executive is expected to own, by a date no later than five years after the person is appointed to his or her position as an executive officer, shares of our Common Stock with a value that on that date is equal to the following multiple of his or her annual base salary:
Position	Base Salary Multiple Requirement
Chief Executive Officer	5x
Chief Financial Officer	3x
All other executive officers	2x
Until the required stock ownership level is achieved, each officer is required to retain at least 50% of the net after-tax performance equity award shares that are earned, and 50% of the net after-tax restricted shares that vest.
Clawback Policy
The Board has adopted a formal policy to recover certain incentive-based income from our executive officers if we are required to materially restate our financial statements as a result of fraud, misconduct or gross negligence, not necessarily due to actions of the particular executive officer. In the event of a restatement, the Company will seek to recover, at the direction of the Board after it has reviewed the facts and circumstances that led to the requirement for the restatement and costs and benefits of seeking recovery, the amount of incentive-based income received by an officer during the three-year period immediately preceding the date on which the Company is required to prepare the restatement. The Board will determine in its discretion the amount, if any, the Company will seek to recover from such covered officer. The Company may offset the recovery amount against current or future incentive-based income. In addition, the Board may, to the extent permitted by law, take other remedial and recovery action, as determined by the Board. The recovery of incentive-based income under this policy is in addition to any other right or remedy available to the Company.
The 2015 Plan includes a clawback provision, pursuant to which we have the right to cause the cancellation or require reimbursement of any award under the 2015 Plan, or otherwise recoup equity or other compensation provided under the 2015 Plan, in accordance with Company policies in existence from time to time (including the policy described above) and/or applicable law. Such clawback provision is applicable if the Company is required to restate its financial statements or as a result of noncompliance by the Company with any federal securities laws.
Employment and Severance Agreements
We have entered into employment agreements or offer letters, as well as change in control executive severance agreements, with each of our executive officers, summarized below. We also entered into an employment agreement and a separation agreement and release with Jordi Ferre, who served as our Chief Executive Officer until April 12, 2021, summarized below.
Clinton Lewis Employment Agreement
In connection with his appointment as Chief Executive Officer, Clinton A. Lewis, Jr. and the Company entered into an employment agreement, dated as of April 12, 2021 (the “Lewis Employment Agreement”). Pursuant to the Lewis Employment Agreement, Mr. Lewis serves as Chief Executive Officer of the Company, reporting to the Board, for an initial term of three years commencing on April 12, 2021, with automatic successive one-year renewal terms thereafter unless either party gives notice of non-renewal 30 days prior to the end of the then-current term. Mr. Lewis also serves on the Board pursuant to the Lewis Employment Agreement.
Mr. Lewis is entitled to receive an initial base salary of $600,000 per year, subject to annual reviews and potential increases, in the discretion of the Compensation and Talent Committee. Mr. Lewis is also entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 100% of his annual base salary, subject to the achievement of performance objectives to be established by the Compensation and Talent Committee each year. For calendar year 2021, Mr. Lewis’s annual bonus was not pro-rated based on the portion of the year that Mr. Lewis was employed by the Company.

Pursuant to the Lewis Employment Agreement, Mr. Lewis received initial grants of equity awards under the 2015 Plan consisting of (i) 362,319 restricted stock units and (ii) nonqualified stock options to purchase 545,254 shares of our Common Stock, in each case subject to vesting in three equal annual installments. In addition, commencing in 2021 and in each successive year of Mr. Lewis’ employment, he is entitled to receive equity awards having a total target value of $1,500,000 on the date of grant, which for 2021 will be comprised 50% in time-vested restricted stock units and 50% in performance-based restricted stock units.
If Mr. Lewis’ employment under the Lewis Employment Agreement is terminated by the Company without “Cause” or by Mr. Lewis for “Good Reason” (as such terms are defined in the Lewis Employment Agreement), or if the Company elects not to extend the term of employment under the Lewis Employment Agreement beyond the then-current term, the Company will be obligated to pay to Mr. Lewis (i) all accrued but unpaid salary and benefits, (ii) an amount equal to 1.5 times his base salary then in effect, payable in equal installments over a 12-month period, (iii) a portion of any annual bonus payable to him on account of the calendar year in which his employment is terminated, if and when earned, pro-rated for the period of the year during which Mr. Lewis was employed by the Company, and (iv) the cost of his and his dependents’ coverage under COBRA for an 18-month period. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Lewis’ execution of a release of all claims against the Company, and such release having become irrevocable.
The Lewis Employment Agreement contains customary confidentiality provisions, which apply both during and after the term of the Lewis Employment Agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the Lewis Employment Agreement and for 12 months thereafter.
Graham Miao Offer Letter
In connection with his appointment as our Executive Vice President and Chief Financial Officer, Graham Miao entered into an offer letter, dated as of August 20, 2018 (the “Miao Offer Letter”), with the Company. Pursuant to the Miao Offer Letter, Mr. Miao is entitled to receive an initial base salary of $450,000 per year, subject to annual reviews and potential increases, in the discretion of the Compensation and Talent Committee. Mr. Miao is also entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 70% of his annual base salary, subject to the achievement of performance objectives to be established by the Compensation and Talent Committee each year.
Pursuant to the Miao Offer Letter, in connection with the commencement of his employment, Mr. Miao received grants of equity awards under the 2015 Plan consisting of (i) 59,435 shares of restricted stock and (ii) nonqualified stock options to purchase 59,435 shares of our Common Stock, in each case subject to vesting in three equal annual installments following the commencement of employment. In addition, commencing in 2019 and in each successive year of Mr. Miao’s employment, he is entitled to receive equity awards at the level of 125% of his annual base salary, calculated in the manner described in the Miao Offer Letter.
If Mr. Miao’s employment under the Miao Offer Letter is terminated by the Company without “Cause” or by Mr. Miao for “Good Reason” (as such terms are defined in the Miao Offer Letter), the Company will be obligated to pay to Mr. Miao (i) all accrued but unpaid salary and benefits, (ii) an amount equal to 1.5 times his base salary then in effect, payable in equal installments over a 12-month period, and (iii) if Mr. Miao elects continued “COBRA” health care coverage for himself or his eligible dependents, an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Company to an active employee for comparable coverage, payable over an 18-month period (or such shorter period as Mr. Miao elects to receive COBRA coverage). The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to (i) Mr. Miao’s execution of a release of all claims against the Company, and such release having become irrevocable, and (ii) Mr. Miao’s compliance with his continuing obligations (including regarding confidentiality, non-competition and non-solicitation) under the Company’s standard employment agreement for U.S. employees. Those confidentiality obligations apply both during and after the term of Mr. Miao’s employment, and those non-competition and non-solicitation provisions apply during the term of Mr. Miao’s employment and for 18 months thereafter.
Thomas Ermi Employment Agreement
On August 30, 2019, the Company entered into an amended and restated employment agreement with Mr. Ermi (the “Ermi Employment Agreement”). Pursuant to the Ermi Employment Agreement, Mr. Ermi serves as

Executive Vice President and General Counsel of the Company, reporting to the Chief Executive Officer, for an initial term of three years commencing on August 30, 2019, with automatic successive one-year renewal terms thereafter unless either party gives notice of non-renewal 30 days prior to the end of the then-current term.
Mr. Ermi is entitled to receive a base salary of not less than $354,000 per year, subject to annual reviews and potential increases, in the Compensation and Talent Committee’s discretion. Mr. Ermi is also entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 50% of his annual base salary, subject to the achievement of performance objectives to be established by the Compensation and Talent Committee each year. Mr. Ermi is also eligible to receive equity awards under the 2015 Plan pursuant to the terms of the Ermi Employment Agreement.
If Mr. Ermi’s employment under the Ermi Employment Agreement is terminated by the Company without “Cause” or by Mr. Ermi for “Good Reason” (as such terms are defined in the Ermi Employment Agreement), or if the Company elects not to extend the term of employment under the Ermi Employment Agreement beyond the then-current term, the Company will be obligated to pay to Mr. Ermi (i) all accrued but unpaid salary and benefits, (ii) an amount equal to 1.5 times his base salary then in effect, payable in equal installments over a 12-month period, (iii) a portion of any annual bonus payable to him for the remainder of the calendar year in which his employment is terminated, if and when earned, pro-rated for the period of the year during which Mr. Ermi was employed by the Company, and (iv) if Mr. Ermi elects continued “COBRA” health care coverage for himself or his eligible dependents, an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Company to an active employee for comparable coverage, payable over a 12-month period (or such shorter period as Mr. Ermi elects to receive COBRA coverage). The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Ermi’s execution of a release of all claims against the Company, and such release having become irrevocable.
The Ermi Employment Agreement contains customary confidentiality provisions, which apply both during and after the term of the Ermi Employment Agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the Ermi Employment Agreement and for one year thereafter.
Jordi Ferre Employment Agreement
In connection with his appointment as our Chief Executive Officer, Jordi Ferre entered into an employment agreement, dated as of July 14, 2016 (the “Ferre Employment Agreement”), with the Company. Pursuant to the Ferre Employment Agreement, Mr. Ferre served as Chief Executive Officer of the Company, reporting to the Board, for an initial term of three years commencing on October 3, 2016, with automatic successive one-year renewal terms thereafter unless either party gives notice of non-renewal 30 days prior to the end of the then-current term.
Mr. Ferre was entitled to receive an initial base salary of $500,000 per year, subject to annual reviews and potential increases, in the discretion of the Compensation and Talent Committee. Mr. Ferre received a one-time bonus of $150,000 in connection with the commencement of his employment, as well as reimbursement for up to $50,000 in the aggregate of relocation, temporary living and personal travel expenses. Mr. Ferre was also entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 100% of his annual base salary, subject to the achievement of performance objectives established by the Compensation and Talent Committee each year.
Pursuant to the Ferre Employment Agreement, in connection with the commencement of his employment Mr. Ferre received grants of equity awards under the 2015 Plan consisting of (i) 93,110 shares of restricted stock and (ii) nonqualified stock options to purchase 93,110 shares of our Common Stock, in each case subject to vesting in three equal annual installments. In addition, commencing in 2017 and in each successive year of Mr. Ferre’s employment, he was entitled to receive equity awards having a total target value of $1,000,000 on the date of grant.
If Mr. Ferre’s employment under the Ferre Employment Agreement was terminated by the Company without “Cause” or by Mr. Ferre for “Good Reason” (as such terms are defined in the Ferre Employment Agreement), or if the Company elected not to extend the term of employment under the Ferre Employment Agreement beyond the then-current term, the Company would be obligated to pay to Mr. Ferre (i) all accrued but unpaid salary and benefits, (ii) an amount equal to 1.5 times his base salary then in effect, payable in equal installments over a 12-month period, and (iii) the cost of his and his dependents’ coverage under COBRA for an 18-month period. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Ferre’s execution of a release of all claims against the Company, and such release having become irrevocable.
The Ferre Employment Agreement contained customary confidentiality provisions, applicable both during and after the term of the Ferre Employment Agreement, and customary non-competition and non-solicitation provisions, appliable during the term of the Ferre Employment Agreement and for 18 months thereafter.
On April 30, 2021, the Company and Mr. Ferre entered into a separation agreement and release (the “Separation Agreement”), setting forth the terms of Mr. Ferre’s departure from the Company, effective as of May 7, 2021 (the “Termination Date”). Pursuant to the terms of the Separation Agreement, following a revocation period provided for in the Separation Agreement, Mr. Ferre became entitled to receive, among other things, (i) a severance payment in an amount equal to 1.5 times his base salary of $590,000 at the time of the termination of his employment, payable in equal installments over a 12-month period, (ii) a pro rata portion of Mr. Ferre’s annual bonus for 2021, if the Company’s applicable performance goals for 2021 are met, payable as and when the annual bonus would have been payable to Mr. Ferre if his employment had not been terminated, and (iii) the cost of Mr. Ferre’s and his dependents’ coverage under COBRA for an 18-month period. The Separation Agreement also provides that the final tranche of unvested shares, consisting of a total of 34,550 shares of our Common Stock, under Mr. Ferre’s restricted stock award agreement dated March 29, 2019, were fully vested as of the Termination Date. The Separation Agreement contains customary confidentiality provisions and a release of claims, as well as an acknowledgment of Mr. Ferre’s existing non-competition and non-solicitation obligations, pursuant to the Ferre Employment Agreement (as modified by the Separation Agreement). Pursuant to the Separation Agreement, Mr. Ferre also resigned as a member of the Board of Directors of the Company, effective as of April 30, 2021.
Change in Control Severance Agreements
On August 30, 2019, the Company entered into change in control executive severance agreements with each of Mr. Ferre, Mr. Miao and Mr. Ermi, and on April 12, 2021, the Company entered into a change in control executive severance agreement with Mr. Lewis (collectively, the “Change in Control Agreements”). Each Change in Control Agreement provides that in the event the applicable executive’s employment is terminated other than for “cause” or if the executive resigns for “good reason” (each as defined in the applicable Change in Control Agreement) during the period commencing 60 days prior to and ending 24 months following a change in control of the Company, the executive will be entitled to certain severance benefits, consisting of the following (in addition to any accrued salary and benefits through the date of termination): (i) an amount equal to (a) two and a half times with respect to Messrs. Lewis and Ferre and (b) two times with respect to Messrs. Miao and Ermi the sum of (l) the executive’s annual base salary then in effect and (2) the target bonus amount payable to the executive under the Company’s annual performance bonus program for the fiscal year of the Company in which the date of termination occurs (the “Annual Bonus Target”); (ii) a portion of the Annual Bonus Target for the calendar year in which the executive’s employment is terminated, pro-rated for the period of the year during which the executive was employed by the Company; and (iii) Company-paid continuation healthcare coverage for 18 months after the termination date. The term of each Change in Control Agreement is for a period of three years and will be automatically renewed for additional one-year periods unless either party gives notice of non-renewal 60 days prior to the end of the then-current term.
2021 Compensation Decisions and Beyond
For 2022, the Compensation and Talent Committee approved increases in base salaries for each of Messrs. Lewis, Miao and Ermi of 3%.
For the annual incentive plan in 2022, long-term incentive awards for named executive officers will again be a mix of 50% restricted stock awards and 50% performance-based equity awards, with performance metrics based on cumulative cash flow from operations (50%) and growth in revenue (50%), each over a three-year performance period.
Director Compensation and Ownership Guidelines
Beginning in 2016, the Board, based on the recommendation of the Compensation and Talent Committee, approved a compensation plan for independent directors (the “Director Compensation Plan”), which sets forth the terms upon which non-employee directors were compensated for their service on the Board. Under the terms of the Director Compensation Plan, each participating non-employee director receives an annual cash retainer of $60,000

(or, in the case of the Chair of the Board, $100,000), and the Chairs of the Audit Committee, Compensation and Talent Committee and Governance and Nominating Committee receive an additional cash retainer of $10,000, $7,500 and $5,000, respectively. Each participating non-employee director may elect to receive shares of our common stock in lieu of cash retainers. In addition, each participating non-employee director receives, effective the date of our annual meeting of stockholders, a grant, under the 2015 Plan, of shares of restricted stock having a value on the grant date equal to $75,000 (or, in the case of the Chair of the Board, $100,000), in each case subject to vesting on the first anniversary of the grant date. All such director compensation is pro-rated based on the portion of the year in which the individual served as a director. We also reimburse directors for reasonable travel and other expenses in connection with attending meetings of the Board.
The following table provides compensation information for our non-employee directors who earned compensation for service on our Board in 2021.
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
John Atkin(3)	$16,467	$21,070	$37,537
Robert J. Campbell	$70,000	$75,000	$145,000
Alexander Corbacho(4)	$60,000	$75,000	$135,000
Denise L. Devine	$67,500	$75,000	$142,500
Nance K. Dicciani	$100,000	$100,000	$200,000
Kay Kuenker(5)	$41,374	$64,108	$105,482
Kevin Schwartz(4)	$60,000	$75,000	$135,000
Macauley Whiting, Jr.	$60,000	$75,000	$135,000
Peter Berweger(6)	$18,035	—	$18,035
(1)
Amounts represent the full grant date fair value of the restricted stock awards (or, in the case of Mr. Atkin, a phantom stock award), calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the directors, if any. For a discussion of valuation assumptions and methodologies, see Note 16 of our audited financial statements included in the Form 10-K.

(2)
As of December 31, 2021, the aggregate number of restricted stock awards held by each director were as follows: Mr. Campbell, Ms. Devine, Mr. Lobisser, and Mr. Whiting, 30,241 shares each; Mr. Schwarz and Mr. Corbacho, no shares each (see footnote (4) below); Ms. Kuenker, 32,708 shares; and Ms. Dicciani, 40,322 shares. As of December 31, 2021, the aggregate number of phantom stock awards held by Mr. Atkin was 10,588. (3) Mr. Atkin was appointed to the Board effective September 22, 2021.

(4)
Pursuant to an assignment agreement between Paine Schwartz Partners Fund V Management, LLC, a wholly owned subsidiary of Paine Schwartz Partners, LLC, and both Mr. Schwartz and Mr. Corbacho, effective as of July 27, 2020, each of Mr. Schwartz and Mr. Corbacho has assigned to Paine Schwartz Partners, LLC all of his right, title and interest in and to any compensation, including equity awards, he receives from AgroFresh for his services as a director of AgroFresh.

(5)	Ms. Kuenker was appointed to the Board effective April 23, 2021.
(6)	Mr. Berweger served on the Board from February 23, 2021 to June 11, 2021.
Since May 2016 we have maintained stock ownership guidelines applicable to each of our non-employee directors. Each non-employee director is expected to own, by a date no later than five years after the person is elected or appointed to serve on the Board, shares of our Common Stock with a value that on that date equal to three times his or her annual cash retainer for service as a director (and, if a non-employee director’s annual cash retainer increases, he or she has a period of one year from the date of such increase to acquire any additional shares needed to achieve the increased ownership level).
Compensation Committee Interlocks and Insider Participation
Mr. Atkin, Mr. Berweger, Ms. Devine, Mr. Kraef and Mr. Whiting served on the Compensation and Talent Committee in 2021. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation and Talent Committee.

Securities Authorized for Issuance under Equity Compensation Plans
The 2015 Plan is our only equity-based compensation plan. The following table sets forth information as of December 31, 2021, concerning the 2015 Plan, which was approved by stockholders.
Plan Category	No. of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price per Share of Outstanding Options	No. of Securities Remaining Available for Future Issuance Under the 2015 Plan
Equity compensation plan approved by security holders	1,499,494	$3.62	6,865,213

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth information known to us regarding the beneficial ownership of our Common Stock as of the Record Date, listing the number of shares and percentage of shares beneficially owned (based on 52,651,167 shares of Common Stock outstanding as of the Record Date) by:
•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding Common Stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of June 8, 2022, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Except as indicated in the footnotes to this table, the address for each beneficial owner is c/o AgroFresh Solutions, Inc., One Washington Square, 510-530 Walnut St., Suite 1350, Philadelphia, Pennsylvania 19106.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate percentage of outstanding Shares
Dow Inc.(1)	21,001,151	39.9%
PSP AGFS Holdings, L.P.(2)	32,180,491	37.9%
T. Rowe Price Associates, Inc.(3)	7,982,167	15.2%
TSP Capital Management Group, LLC(4)	2,771,800	5.3%
First Manhattan Co.(5)	2,731,245	5.2%
Nance K. Dicciani (6)	229,883	*
John Atkin	—	—
Robert J. Campbell	137,514	*
Alexander Corbacho	—	—
Denise L. Devine	74,083	*
Kay Kuenker	—	*
David McInerney	—	—
Kevin Schwartz(7)	32,180,491	37.9%
Peter Sykes	—	—
Macauley Whiting, Jr.	93,492	*
Clinton Lewis(8)	387,089	*
Thomas Ermi(9)	202,163	*
Graham Miao(10)	254,469	*
All directors and executive officers as a group (13 individuals)(11)	33,559,184	39.4%
*	Less than 1%.
(1)
Based on an amendment to Schedule 13D filed on June 17, 2020, and reflects the subsequent expiration in July 2020 of warrants previously held by Dow Inc. The business address of Dow Inc. is 2211 H.H. Dow Way, Midland, MI 48674.

(2)
Based on an amendment to Schedule 13D filed on November 3, 2020 by PSP, Paine Schwartz Food Chain Fund V GP, L.P. (“PSV LP”), Paine Schwartz Food Chain Fund V GP, Ltd. (“PSV LTD”), W. Dexter Paine, III and Kevin Schwartz, after giving effect to certain subsequent changes in ownership. Beneficial ownership of our Common Stock has been calculated based upon the as-converted voting power of shares of Series B Preferred Stock held by PSP AGFS Holdings, L.P. 0, assuming a conversion price of $5.00. According to the Schedule 13D, PSV LP is the general partner of PSP, PSV LTD is the general partner of PSV LP, and each of Mr. Paine and Mr. Schwartz are directors of PSV LTD and, as a result each may be deemed to beneficially own, and have shared voting and dispositive power of all shares of Common Stock. The business address of each of the reporting persons is c/o Paine Schwartz Partners, LLC, 475 Fifth Avenue, 17th Floor, New York, NY 10017.
(3)
Based on an amendment to Schedule 13G filed on February 14, 2022 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. The business address of each of the reporting persons is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Based on a Schedule 13G filed on January 14, 2022 by the reporting person. The business address of the reporting person is 382 Springfield Avenue, Suite 500, Summit, NJ 07901.
(5)	Based on an amendment to Schedule 13G filed on February 15, 2022 by the reporting person. The business address of the reporting person is 399 Park Avenue, New York, NY 10022.
(6)	Includes 3,000 shares which were acquired in the name of Ms. Dicciani’s domestic partner.
(7)	See footnote (2).
(8)	Includes shares issuable upon exercise of stock options that are currently exercisable.
(9)	Includes shares issuable upon exercise of stock options that are currently exercisable.
(10)	Includes shares issuable upon exercise of stock options that are currently exercisable.
(11)	See footnotes (6)-(10) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee has the responsibility to review and approve all related party transactions, as contemplated by Item 404 of the SEC’s Regulation S-K, to prevent potential conflicts of interest and to ensure that related party transactions are disclosed in the reports that the Company files with the SEC as and when required by applicable securities laws and regulations. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.
The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

PROPOSALS RECOMMENDED FOR CONSIDERATION BY STOCKHOLDERS

PROPOSAL 1

ELECTION OF DIRECTORS
Our Certificate of Incorporation provides that the number of our directors, other than those who may be elected by the holders of one or more series of our preferred stock, shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is ten, including the Preferred Director.
Nominees
John Atkin, Robert J. Campbell, Alexander Corbacho, Denise L. Devine, Nance K. Dicciani, Kay Kuenker, Clinton A. Lewis, Jr., David McInerney and Kevin Schwartz have been nominated by our Board of Directors for election or re-election at the annual meeting. Macauley Whiting, Jr. has chosen not to stand for re-election and we thank him for his service on the Board.
The Board of Directors expects that each of the nominees listed above will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may nominate. If a nominee is unable to serve as a director, the Board of Directors may reduce its size or choose a substitute.
Vote Required
The Company’s Bylaws require that in an uncontested election, such as this one, each director will be elected by a majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. Abstentions and broker non-votes will have no impact on the outcome of the vote on the election of directors. You may vote “FOR” or “AGAINST” each of the nominees or abstain from voting for any one or more of the nominees.
Board Recommendation
The Board of Directors unanimously recommends a vote “for” the election of all nominees to serve as directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2022. Our organizational documents do not require that our stockholders ratify the appointment of Deloitte & Touche as our independent registered public accounting firm. We are submitting the appointment of Deloitte & Touche to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Deloitte & Touche. We anticipate that representatives of Deloitte & Touche will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Vote Required
The approval of the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of the majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Deloitte & Touche, you may vote “FOR” or “AGAINST” or abstain from voting.
Board Recommendation
The Board of Directors unanimously recommends a vote “for” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

PROPOSAL 3

BOARD AUTHORIZATION TO ADJOURN AND POSTPONE THE ANNUAL MEETING
If the number of shares of the Company’s capital stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon is insufficient to constitute a quorum or if shares of capital stock voting in favor of one or more of the proposals is insufficient to take any of the actions described herein, then the Board intends to move to adjourn and postpone the annual meeting to a later date or dates, if necessary, to enable the Board to solicit additional proxies. In that event, we will ask the Company’s stockholders to vote only upon the adjournment and postponement of the annual meeting, as described in this Proposal 3, and not any of the other proposals.
In this proposal, stockholders will be asked to grant discretionary authority to the holder of any proxy solicited by the Board of Directors so that such holder can vote in favor of the proposal to adjourn and postpone the annual meeting to a later date or dates, if necessary, so that the Board can solicit additional proxies. If the stockholders approve this adjournment proposal, then we could adjourn the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against any of the proposals to defeat the proposal, we could adjourn the annual meeting without a vote and seek to convince the holders of those shares to change their votes in favor of such proposals.
Generally, if the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than the announcement at the annual meeting of the place, date and time to which the meeting is adjourned. However, the Company’s Bylaws provide that if the adjournment or adjournments are for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.
Vote Required
To be approved, the proposal to adjourn and postpone the annual meeting requires the affirmative vote of the majority of the voting power of our shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon whether or not a quorum is present.
Board Recommendation
The Board unanimously recommends that stockholders vote “for” the proposal to authorize the Board of Directors to adjourn and postpone the annual meeting of stockholders to allow time for the further solicitation of proxies.

OTHER INFORMATION
Submission of Stockholder Proposals for the 2023 Annual Meeting of Stockholders
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2023 annual meeting of stockholders (the “2023 Annual Meeting”), pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received at our principal executive and administrative offices not later than February 24, 2023, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.
Under the Company’s Bylaws, stockholders who wish to submit a proposal at the 2023 Annual Meeting, other than one that will be included in our proxy statement, including director nominations, must notify us between April 6, 2023, and May 6, 2023. If the date of the 2023 Annual Meeting is more than 30 days before or after the one-year anniversary of the 2022 annual meeting, a stockholder’s notice of a proposal will be timely if we receive it not earlier than the opening of business on the 120th day before the 2023 Annual Meeting and not later than the later of the close of business on the 90th day before the 2023 Annual Meeting or the 10th day following the day on which we publicly announce the date of the 2023 Annual Meeting. If a stockholder who wishes to present a proposal fails to notify us by May 6, 2023, and such proposal is brought before the 2023 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2023 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to our principal executive and administrative offices at One Washington Square, 510-530 Walnut St., Suite 1350, Philadelphia, Pennsylvania 19106, Attention: Corporate Secretary.
Annual Report and Other Matters
Our Annual Report on Form 10-K for the year ended December 31, 2021, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, to each stockholder of record as of the Record Date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our principal executive and administrative offices set forth in this proxy statement.
INCORPORATED BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the section of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in such section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
OTHER MATTERS
We know of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the person named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: June 24, 2022

AgroFresh

We Grow Confidence™

AGROFRESH SOLUTIONS, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on August 1, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on August 1, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D87799-P76105 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGROFRESH SOLUTIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND A VOTE "FOR" EACH OF PROPOSALS 2 AND 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. John Atkin	☐	☐	☐
1b. Robert J. Campbell	☐	☐	☐
1c. Alexander Corbacho	☐	☐	☐
1d. Denise L. Devine	☐	☐	☐
1e. Nance K. Dicciani	☐	☐	☐
1f. Kay Kuenker	☐	☐	☐
1g. Clinton A. Lewis, Jr.	☐	☐	☐
1h. David McInerney	☐	☐	☐
1i. Kevin Schwartz	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement are available at www.proxyvote.com.

D87800-P76105

ANNUAL MEETING OF STOCKHOLDERS OF AGROFRESH SOLUTIONS, INC. AUGUST 4, 2022

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Clinton A. Lewis, Jr. and Graham Miao, individually, as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106 on August 4, 2022 at 9:00 a.m. Eastern Time, and at any adjournments thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Continued and to be signed on reverse side